                                                                 EXHIBIT 10.5(a)



                           CHANGE OF CONTROL AGREEMENT

                  AGREEMENT dated as of the 1st day of June, 1999, between STYLING TECHNOLOGY CORPORATION, a Delaware corporation (the "Employer"), and SAM
L. LEOPOLD, an individual who resides at the address appearing below (the "Executive").

                              W I T N E S S E T H:

                  WHEREAS, the Executive is employed by the Employer pursuant to the Employment Agreement dated as of the date hereof between the Employer and the Executive (the "Employment Agreement");

                  WHEREAS, it is desirable to provide severance and other benefits to the Executive in the event that his employment with the Employer is terminated for any reason following a change of control of the Employer; and

                  WHEREAS, the Employer and the Executive wish to enter into an agreement governing the terms and conditions on which he will be entitled to severance and other benefits following a change of control of the Employer.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereby agree as follows:

                  1.       SEVERANCE BENEFITS.

                           (a) Payment Upon a Change of Control. As a condition precedent to a Change of Control (as defined below), unless expressly waived in writing by the Executive, he shall be entitled to receive, and the Employer shall provide to him, the following benefits:

                                    (1) an amount equal to five (5) times his
                  then current annual salary, which amount shall be payable in a single sum immediately prior to the Change of Control;

                                    (2) an amount equal to five (5) times any
                  incentive compensation paid to him for the fiscal year of the Employer immediately preceding the fiscal year in which the Change of Control occurs, which amount shall be payable in a single sum payment immediately prior to the Change of Control;

                                    (3) continuation coverage, at the Employer's
                  expense, under any Employer-sponsored group or individual benefit plans, policies, programs or arrangements covering the Executive immediately prior to the Change of Control (including, without limitation, any benefit plans, policies, programs or arrangements covering the Executive under his Employment Agreement dated as of the date hereof or any successor agreement thereto, if then in effect), for the five (5) year period immediately following the Change of Control, unless he becomes eligible for equivalent coverage under a plan, policy, program or arrangement provided by another employer; provided, however, that if continuation coverage is not available for any reason beyond the control of the Employer for any employee benefit plans for any portion of such five (5) year period, then the Employer shall pay the cash equivalent of such coverage to the Executive for the remaining portion of such period (which cash equivalent shall be the subject of a good faith determination by the Board of Directors of the Employer (the "Board"));

                                    (4) outplacement services selected by the
                  Executive with a value of up to twelve (12) months' salary or, at the Executive's election, the cash equivalent of such services; and

                                    (5) such additional benefits as the
                  Employer, in its discretion, may provide.

                           (b) Payment After a Change of Control. If the Executive expressly waives in writing the payment of benefits pursuant to subparagraph 1(a) as a precondition to a Change of Control, then upon the termination of the employment of the Executive for any reason (except upon the involuntary termination by the Employer of the Executive's employment for Cause (as defined below)) within the thirty-six (36) month period immediately after the Change of Control (the "Stay Period"), the Executive shall be entitled to receive, and the Employer shall provide to the Executive, such benefits; provided that his employment termination date shall replace the Change of Control with respect to the determination and timing of the payment or provision of such benefits. In the event of the involuntary termination by the Employer of the Executive's employment other than for Cause, or the Executive's termination of his employment for Good Reason (as defined in the Employment Agreement), after a Change of Control, the amount of any severance benefits payable under this subparagraph 1(b) shall be reduced on a dollar-for-dollar basis to the extent of any actual post-employment payments by the Employer to the Executive pursuant to the relevant provisions of the Employment Agreement.

                           (c) Excess Parachute Payment. If any portion of the benefits payable to the Executive pursuant to subparagraph 1(a), 1(b) or 2(b) or any other payments in the nature of compensation (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code")) to him or for his benefit under this Agreement or otherwise, the receipt of which is contingent on a Change of Control (collectively, the "Total Payments"), constitutes an Excess Parachute Payment (as defined below), then the Total Payments to be made to the Executive shall be increased, such that the value of the Total Payments that the Executive is entitled to receive shall include such benefits and other payments as well as the following:

                                    (1) an amount equal to the aggregate excise
                  tax liability, if any, attributable to such Total Payments, including, without limitation, any increase in the Total Payments pursuant to this subparagraph 1(c) and

                                    (2) in the event of any payment of
                  additional compensation to the Executive or his Beneficiary pursuant to paragraph 2(b), an amount determined as follows:
                  (i) the combined marginal federal and state ordinary income tax rate of the Executive for the tax year in which he or his Beneficiary receives such payment multiplied by the amount of such payment less (ii) the federal and state capital gains taxes that the Executive otherwise would have paid for the same year, if such payment were characterized as long-term capital gains, rather than as ordinary income.

                           (d) Definitions. For purposes of this Agreement:

                                    (1) "Cause" shall mean the Executive's
                  material unremedied breach of the Employment Agreement or a conviction of a felony committed against the Employer; provided, however, the Executive shall be provided with at least thirty (30) days' prior notice of, and an opportunity within the thirty (30) days to cure, any grounds for terminating his employment for Cause. The existence of Cause shall be determined in good faith by the Board at a duly held meeting thereof.

                                    (2) A "Change of Control" of the Employer
                  shall be deemed to have occurred for purposes of this Agreement, if the event set forth in any one of the following paragraphs shall have occurred:

                                            (A) any Person (as defined in
                           Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act"), as modified and used in Sections 13(d) and 14(d) thereof) or Persons become the Beneficial Owner (as defined in Rule 13d-3 under the Exchange Act) or Beneficial Owners, directly or indirectly, of securities of the Employer representing thirty percent (30%) or more of either the then outstanding shares of common stock of the Employer or the combined voting power of the Employer's then outstanding voting securities; except that, for purposes of the Agreement, Person shall not include (i) the Employer or any subsidiary thereof,
                           (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Employer or any current subsidiary thereof, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an entity owned, directly or indirectly, by any current subsidiary of the Employer or (v) the Executive or any entity of which he is the Beneficial Owner, directly or indirectly, of more than five percent (5%) of its outstanding equity interests;

                                            (B) a merger or consolidation of the
                           Employer with any other corporation or the issuance of voting securities of the Employer in connection with a merger or consolidation of the Employer or any direct or indirect parent or subsidiary of the Employer other than a merger or consolidation in which no Person or Persons become the Beneficial Owner or Beneficial Owners, directly or indirectly, of securities of the Employer representing fifty percent (50%) or more of either the then outstanding shares of common stock of the Employer or the combined voting power of the Employer's then outstanding voting securities;

                                            (C) the complete liquidation or
                           dissolution of the Employer or the sale or disposition by the Employer of all or substantially all of the Employer's assets (in one transaction or a series of related transactions within any period of twenty-four (24) consecutive months), other than a sale or disposition by the Employer of all or substantially all of the Employer's assets to (i) any current subsidiary of the Employer or (ii) an entity owned, directly or indirectly, by any current subsidiary of the Employer;

                                            (D) during any period of twenty-four
                           (24) consecutive months, individuals who, at the beginning of such period, constituted the Board cease, for any reason, to constitute at least a majority thereof, unless the election or nomination for election of each new director was approved by the vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of such period; or

                                            (E) a change in control of the
                           Employer of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, or any successor regulation of similar import, regardless of whether the Employer is subject to such reporting requirement.

                                    (3) "Excess Parachute Payment" shall have
                  the same meaning as such term has under Code Section 280G and any temporary, proposed or final regulations thereunder, and any Total Payments shall be valued as provided therein.

                  2.       REGISTRATION RIGHTS.

                           (a) Demand Registration. In the event of a Change of Control in which the Executive is not able to sell all of his shares of common stock of the Employer (the "Shares") for the highest consideration and on the same terms on which any shares of common stock of the Employer were acquired from any other shareholder of the Employer in connection with the Change of Control, the Executive (or, in the event of his death, his Beneficiary (as defined below)) may demand that the Employer file a registration statement (the "Demand Registration Statement") under the Securities

         Act of 1933 with the Securities and Exchange Commission (the "Commission") covering the proposed sale to the public of the specified number of his Shares. Unless the Executive or the Beneficiary, as applicable, delivers the demand within sixty (60) days after the Change of Control, all rights of the Executive and the Beneficiary to make such a demand shall terminate. Within forty-five (45) days of its receipt of such a demand, the Employer, at its expense, shall prepare and file with the Commission (and any appropriate state securities authorities) a registration statement on Form S-1, S-2 or S-3 (or the successors to such Forms) covering the proposed offer and sale of all Shares to be registered pursuant to the Demand Registration Statement.

                                    (1) The Employer, in its discretion, may
                  effect the public offering of the Shares to be covered by the Demand Registration Statement through either (i) a shelf offering on a Form S-2 or S-3 (or any successor or similar
                  Form) registration statement (provided that the Employer is then eligible to utilize such Form under the Securities Act), with sales of the Shares registered thereunder to be effected though normal brokers' transactions or in transactions on the NASDAQ National Market or on any national securities exchange or other market on which the shares of common stock of the Employer are listed or traded or in a privately negotiated transaction or (ii) a firmly underwritten offering utilizing one or more underwriters chosen by the Executive or the Beneficiary, as applicable, after consulting with the Employer and considering such factors as the underwriting discount proposed by, and the reputation and market presence of, such underwriters.

                                    (2) The Employer shall use its best efforts
                  to have the Demand Registration Statement declared effective under the Securities Act by the Commission (and under applicable state securities laws by all appropriate state securities authorities) as soon as practicable after the filing thereof and to maintain the effectiveness thereof for a period of no longer than ninety (90) days (or until all of the Shares covered thereby have been sold, if such sales are completed before the end of such ninety (90) days period).

                           (b) Additional Compensation. If, for any reason, the Executive (or, in the event of his death, his Beneficiary) exercises the demand registration rights pursuant to paragraph 2(a) with respect to the sale of any number of the Shares, but the net proceeds received by the Executive or the Beneficiary in connection therewith are less per Share than the highest per share consideration received by any other shareholder for his or her shares of common stock of the Employer in connection with the Change of Control, then the Employer shall pay the Executive additional compensation in an amount equal to the difference between:

                                    (1) the maximum per share consideration
                  received by any shareholder for his or her shares of common stock in connection with the Change of Control and

                                    (2) the average per Share price received by
                  the Executive in connection with any offer or sale of his Shares within six (6) months after the Change of Control,

         which difference shall then be multiplied by the number of Shares offered or sold by the Executive within six (6) months after the Change of Control.

                           (c) Stock Options. In the event of a Change of Control, the Executive (or, in the event of his death, his Beneficiary) shall have the right at any time thereafter to exercise any outstanding Employer stock option in full, whether or not the option was theretofore exercisable. Any Shares acquired by the Executive or his Beneficiary, as applicable, upon the exercise of any outstanding stock option shall be subject to the provisions of this paragraph 2.

                  3. BENEFICIARY DESIGNATION. The Executive may designate a beneficiary to receive any remaining severance benefits under paragraph 1 in the event of the Executive's death after the commencement of payment of any severance benefits (the "Beneficiary") and to exercise any outstanding Employer stock options or demand registration rights and/or receive any remaining compensation payments under paragraph 2 in the event of the Executive's death. Such designation shall be made by filing a written designation with the Board in such form as the Board or its Compensation Committee may provide and may be changed by the Executive from time to time by similar action. If no such designation is made by the Executive or if the Executive is not survived by his designated Beneficiary, any remaining benefits or payments under paragraphs 1 and 2 at the time of the Executive's death shall be paid to the Executive's estate and any options and/or demand registration rights may be exercised under paragraph 2 by the personal representative of the Executive's estate.

                  4. SUCCESSORS. The Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer to assume its obligations under this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place. The failure of the Employer to obtain such assumption prior to the effectiveness of any such succession shall entitle the Executive to (i) the severance benefits set forth in paragraph 1 on the same terms to which he would be entitled thereunder if his employment were terminated for any reason other than Cause following a Change of Control; provided, however, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be considered as though such date were his employment termination date; and (ii) the additional compensation payment set forth in paragraph 2 on the same terms to which he would be entitled thereunder if he exercised his demand registration rights with respect to all of his Shares and did not receive any proceeds from the sale of the Shares.

                  5. ALTERNATIVE DISPUTE RESOLUTION. All claims, disputes and other matters in question between the parties arising under this Agreement shall be resolved in accordance with the mediation, arbitration or alternative dispute resolution provisions of the Employment

Agreement or any successor employment agreement then in effect between the Employer and the Executive. If no written employment agreement is in effect at the time such a claim, dispute or matter in question arises, or if the employment agreement then in effect does not include any mediation, arbitration or dispute resolution provisions, then the claim, dispute or other matter in question shall be decided by arbitration in Phoenix, Arizona, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (including such procedures governing the selection of the specific arbitrator or arbitrators), unless the parties mutually agree otherwise. The Employer shall pay the costs of any such arbitration. The award by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any state or Federal court having jurisdiction thereof.

                  6. EXPENSES AND INTEREST. If a dispute arises with respect to the enforcement of the rights of the Executive under this Agreement or if any arbitration or legal proceeding is brought by the Executive to enforce or interpret any provision of this Agreement, or to recover damages for breach hereof, and the Executive is the prevailing party, he shall be entitled to recover from the Employer any reasonable attorneys' fees and necessary costs and disbursements incurred as a result of such dispute or legal proceeding, and prejudgment interest on any money judgment obtained by him calculated at the prime rate, as published in the Wall Street Journal, from the date that payments to him should have been made under this Agreement. The Employer shall not be entitled to recover from the Executive any attorneys' fees, costs, disbursements or interest as a result of any dispute or legal proceeding involving the Employer and the Executive.

                  7. EFFECT ON EMPLOYMENT AGREEMENT. This Agreement supplements, and does not replace, the Employment Agreement. However, if there is any conflict between the provisions of this Agreement and the Employment Agreement, the provisions of this Agreement shall control.

                  8. NOT A CONTRACT OF EMPLOYMENT. The terms and conditions of this Agreement shall not be deemed to constitute a contract of employment between the Employer and the Executive. Neither the Executive nor his Beneficiary shall have any rights against the Employer, except as may otherwise be specifically provided herein. Moreover, nothing in this Agreement shall be deemed to give the Executive the right to be retained in the employment of the Employer or to interfere with the right of the Employer to discipline or discharge him at any time whether with or without Cause nor to restrict the Executive's rights to terminate his employment with the Employer for any reason.

                  9. NONALIENATION OF BENEFITS. The Executive shall not transfer, assign, alienate, anticipate, pledge or encumber any part of such benefits, nor shall such benefits or any assets of the Employer be subject to seizure by legal process by any creditor of the Executive. Any attempt to effect such a diversion or seizure as aforedescribed shall be deemed null and void for all purposes hereunder.

\                  10. UNSECURED RIGHTS. The Executive or his Beneficiary shall not have any right or interest in the benefits under paragraph 1, except for the right to receive a distribution as provided herein. The position of the Executive and his Beneficiary with respect to such distribution is that of a general unsecured creditor of the Employer.

                  11.      GENERAL.

                           (a) Survival. The rights and obligations of the parties hereto shall survive the term of the Executive's employment under the Employment Agreement to the extent that any performance is required under this Agreement after the expiration or termination of such term.

                           (b) Notices. All notices, demands and other communications provided for by this Agreement shall be in writing and shall be deemed to have been given at the time the same is delivered in person or is mailed by registered or certified mail addressed as follows:

          To the Employer:                  7400 East Tierra Buena Lane
                                            Scottsdale, Arizona  85260

                                            Attention:  Secretary

          To the Executive:                 6105 North Palo Cristi Drive
                                            Paradise Valley, Arizona  85253

         Either party wishing to change the address to which notices, requests, demands and other communications under this Agreement are to be sent shall give notice of such change to the other party.

                           (c) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Employer, its successors and assigns, and the Executive, his heirs, executors, administrators and legal representatives. The Executive shall not have the right to transfer, assign, or delegate this Agreement or any of his rights or obligations hereunder without the prior written consent of the Employer.

                           (d) Governing Law. This Agreement shall be governed by the laws of the State of Arizona.

                           (e) Waiver. The waiver or failure of either party to insist in any one or more instances upon performance of any term, covenant or condition of this Agreement shall not be construed as a waiver of future performance of any such term, covenant or condition, but the obligations of either party with respect to such term, covenant or condition shall continue in full force and effect. No course of dealing shall be implied or arise from any waiver or series of waivers of any right or remedy hereunder.

                           (f) Severability. Each provision of this Agreement shall be interpreted where possible in a manner necessary to sustain its legality and enforceability. If any provision of this Agreement shall be unenforceable or invalid under applicable law, such provision shall be limited to the minimum extent necessary to render the same enforceable or valid. The unenforceability of any provision of this Agreement in a specific situation, or the unenforceability of any portion of any provision of this Agreement in a specific situation, shall not affect the enforceability of (1) that provision or portion of provision in another situation or (2) the other provisions or portions of provisions of this Agreement if such other provisions or the remaining portions could then continue to conform with the purposes of this Agreement and the terms and requirements of applicable law.

                           (g) Amendments. This Agreement shall not be amended orally, but only by a written instrument executed by each party to this Agreement.

                           (h) Headings. The headings used in this Agreement are for convenience only, shall not be deemed to constitute a part hereof, and shall not be deemed to limit, characterize or in any way affect the construction or enforcement of the provisions of this Agreement.

                           (i) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the Employer and the Executive with respect to the subject matter hereof.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                             STYLING TECHNOLOGY CORPORATION


                                             By:    /s/ Michael L. Kaplan
                                             --------------------------------

                                             Its:   Executive Vice President
                                             --------------------------------

                                             EXECUTIVE


                                              /s/ Sam L. Leopold
                                              -------------------------------
                                                  Sam L. Leopold